July 23, 1996



ATEL Capital Equipment Fund VII, L.P.
235 Pine Street
San Francisco, CA  94l04

                           Re:      Federal Income Tax Consequences

Ladies and Gentlemen:

         You have requested our opinion with respect to certain Federal income tax and ERISA matters in connection with the transactions contemplated by the prospectus forming part of the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof (the "Prospectus"), relating to the offering of securities of ATEL Capital Equipment Fund VII, L.P. (the "Fund"). All terms used herein have the respective meanings set forth in the Prospectus.

         We have acted as special tax and ERISA counsel to the Fund with respect to the offering of Units. This letter is for delivery in connection with the offering made by the Prospectus and is intended to confirm as of the effective date of the Registration Statement certain opinions described in the "Income Tax Consequences" and "ERISA Considerations" sections of the Prospectus. This letter and the opinions expressed or confirmed herein are for delivery to the Fund. We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Fund and to the reference to this firm in the Prospectus under the caption "Legal Opinions."

         In rendering the opinion stated below and confirming the opinions referred to in the Prospectus, we have examined and relied upon the following:

         (i)      The Partnership Agreement;

        (ii)      The Prospectus and the Registration Statement;

       (iii) The audited balance sheet and related notes thereto of ATEL Financial Corporation dated as of July 31, 1995; and

        (iv) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.


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ATEL Cash Equipment Fund VII, L.P.
July 23, 1996
Page 2





         For purposes of rendering the opinion stated below and confirming the other opinions referred to in the Prospectus, we have assumed:

         (a) The truth and accuracy of the statements contained in the Prospectus;

         (b) The truth and accuracy of the balance sheet of ATEL Financial Corporation as of the date thereof, and its preparation in accordance with generally accepted accounting principles;

         (c) That the Fund has been organized and has been and will be operated at all times during its existence in accordance with the provisions of its Partnership Agreement, the description of its organization and operation contained in the Prospectus, and all applicable state statutes pertaining to limited partnerships;

         (d) In those cases in which we have not been involved directly in the preparation, execution or the filing of a document, that (i) the document reviewed by us is an original document, or a true and accurate copy of the original document, and has not been subsequently amended, (ii) the signatures on each original document are genuine, and (iii) each party who executed the document had proper authority and capacity;

         (e) The representations, views and beliefs of the Fund Manager referred to in the "Income Tax Consequences" and "ERISA Considerations" sections of the Prospectus are true, correct and accurate;

         (f) The interest of the Fund Manager in each material item of income, gain, loss, deduction or credit of the Fund will be equal to at least 1 percent of each such item at all times during the term of the Fund. (In determining the Fund Manager's interest in such items, Fund interests owned by the Fund Manager in its capacity as a limited partner of the Fund will not be taken into account.)

         (g) The Units are not and will not be (i) listed on an established securities market, nor (ii) readily tradable on a secondary market or the substantial equivalent thereof.

         Our opinion set forth in this letter and the opinions referred to in the Prospectus and confirmed below are based upon the California Revised Limited Partnership Act (Cal. Corp. Code Section 15611, et seq.), the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act


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ATEL Cash Equipment Fund VII, L.P.
July 23, 1996
Page 3




of 1974, as amended, existing and proposed regulations of the Treasury and Labor Departments, reports and statements of Congressional committees and members, published administrative announcements and rulings of the Internal Revenue Service and the Department of Labor, and court decisions, all as of the date of this letter.

         For the reasons stated in the "Income Tax Consequences" and "ERISA Considerations" sections of the Prospectus as discussed therein, we are of the view that it is not possible for us to reach a judgment as to the probable outcome (either favorable or unfavorable) of certain Federal income tax or ERISA issues and accordingly we give no opinion with respect to said issues.

         Based on the foregoing:

         1. Subject to the assumptions and conditions stated above and in the "Income Tax Consequences" section of the Prospectus, we are of the opinion that the Fund will be classified as a partnership for Federal income tax purposes and each Holder will be treated as a partner of the Fund for Federal income tax purposes from and after the date on which such Holder becomes a partner in the Fund pursuant to the terms of the Partnership Agreement; and

         2. We hereby confirm that each of the statements in the Prospectus in which it is stated that tax and ERISA counsel has advised the Fund of an opinion as to the probable outcome of an issue if the issue were fully litigated in court is our current opinion as to such issue subject to all of the qualifications, limitations and assumptions relating to such opinion.

         The opinions set forth or confirmed above represent our conclusions as to the application of Federal income tax and ERISA law existing as of the date of this letter to the transactions contemplated in the Prospectus, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming which would modify or supersede our opinions. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the Internal Revenue Service or the Department of Labor, or that a court considering the issues will not hold contrary to such opinions. Further, all of the opinions set forth above represent our conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts could affect the opinions referred to herein. Although we have made such inquiries and performed such investigation


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ATEL Cash Equipment Fund VII, L.P.
July 23, 1996
Page 4



as we have deemed necessary to fulfill our professional responsibilities as tax and ERISA counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

         We express no opinion as to any Federal income tax or ERISA issue or other matter except those set forth or confirmed above.

                                                     Very truly yours,



                                                     DERENTHAL & DANNHAUSER


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